As filed with the Securities and Exchange Commission on April 12, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PURE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	6770	82-3434680
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

c/o HighPeak Pure Acquisition, LLC

421 W. 3rd Street, Suite 1000

Fort Worth, Texas 76102

(817) 850-9203

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack D. Hightower

Chief Executive Officer

Pure Acquisition Corp.

c/o HighPeak Pure Acquisition, LLC

421 W. 3rd Street, Suite 1000

Fort Worth, Texas 76102

(817) 850-9203

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joe Dannenmaier, Esq. Amy Curtis, Esq. Thompson & Knight LLP One Arts Plaza 1722 Routh Street, Suite 1500 Dallas, Texas 75201 Telephone: (214) 969-1700 Facsimile: (214) 969-1751	Alan I. Annex, Esq. Jason T. Simon, Esq. Greenberg Traurig, LLP Met Life Building 200 Park Avenue New York, NY 10166 Telephone: (212) 801-9200 Facsimile: (212) 801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-223845

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Units, each consisting of one share of Class A Common Stock, $.0001 par value, and one half of one Warrant(2)	6,900,000 Units	$10.00	$69,000,000	$8,590.50
Shares of Class A Common Stock included as part of the Units(2)	6,900,000 Shares				(4)
Warrants included as part of the Units(2)	3,450,000 Warrants				(4)
Total			$69,000,000	$8,590.50

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 900,000 Units, 900,000 shares of Class A Common Stock and 450,000 Warrants underlying such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-223845)
(3)	The Registrant previously registered securities having a proposed maximum aggregate offering price of $345,000,000 on its Registration Statement on Form S-1, as amended (File No. 333-223845) which was declared effective by the Securities and Exchange Commission on April 12, 2018. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional number of securities having a proposed maximum offering price of $69,000,000 is hereby registered, which includes securities issuable upon the exercise of the underwriters’ over-allotment option.
(4)	No fee pursuant to Rule 457(g).

The Registrant Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-1 is being filed by Pure Acquisition Corp., a Delaware corporation (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction V to Form S-1. This Registration Statement relates to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-223845) (the “Prior Registration Statement”), initially filed by the Registrant on March 22, 2018 and declared effective by the Securities and Exchange Commission on April 12, 2018. This Registration Statement covers the registration of an additional 6,900,000 of the Registrant’s units, each consisting of one share of the Registrant’s Class A common stock, $0.0001 par value per share, and one-half of one warrant, each whole warrant entitling the holder thereof to purchase one whole share of the Registrant’s Class A common stock, including 900,000 units that may be purchased by the underwriters to cover over-allotments, if any. The required opinions of counsel and related consents and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Prior Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

CERTIFICATION

The registrant hereby certifies to the Securities and Exchange Commission that (1) it has instructed its bank to pay the filing fee set forth on the cover page of this Registration Statement by a wire transfer of such amount to the Commission’s account at U.S. Bank as soon as practicable (but no later than the close of business as of April 13, 2018), (2) it will not revoke such instructions, (3) it has sufficient funds in the relevant account to cover the amount of such filing fee and (4) it will confirm receipt of such instructions by its bank during regular business hours no later than April 13, 2018.

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Thompson & Knight LLP.

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Thompson & Knight LLP (included in Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on the 12th day of April, 2018.

PURE ACQUISITION CORP.

By:	/s/ JACK HIGHTOWER
Name:	Jack Hightower
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/S/ JACK HIGHTOWER	Chief Executive Officer and Director	April 12, 2018
Jack Hightower	(Principal Executive Officer)

/S/ STEVEN THOLEN	Chief Financial Officer	April 12, 2018
Steven W. Tholen	(Principal Financial and Accounting Officer)

/S/ RODNEY WOODARD	Chief Operating Officer and Director	April 12, 2018
Rodney L. Woodard